                                                                     EXHIBIT 2.B





                                  PURCHASE AND


                                 SALE AGREEMENT


                                  BY AND AMONG


                      GENERAL ELECTRIC CAPITAL CORPORATION

                                   AS SELLER,

                                CAMDEN COGEN L.P.

                                  AS PURCHASER,

                                       AND

                               EL PASO CORPORATION

                                 AS INDEMNITOR,

                                      DATED

                                NOVEMBER 30, 2001





                                TABLE OF CONTENTS

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                                                                                                           PAGE
                                                                                                           ----
ARTICLE 1            DEFINITIONS............................................................................1

         Section 1.1       Definitions......................................................................1
         Section 1.2       Construction of Certain Terms and Phrases........................................3

ARTICLE 2            CONSENT TO ISSUANCE OF LIMITED PARTNERSHIP INTEREST AND ADMISSION  OF NEW LIMITED
                     PARTNER................................................................................4

         Section 2.1       Consent..........................................................................4
         Section 2.2       Timing...........................................................................4
         Section 2.3       Waiver by Purchaser..............................................................4

ARTICLE 3            SALE AND PURCHASE OF LIMITED PARTNERSHIP INTERESTS.....................................4

         Section 3.1       The Sale.........................................................................4
         Section 3.2       Purchase Price...................................................................4
         Section 3.3       Brokerage Costs..................................................................4
         Section 3.4       Waiver of Allocation of Purchase Price...........................................5

ARTICLE 4            REPRESENTATIONS AND WARRANTIES OF SELLER...............................................5

         Section 4.1       Corporate Existence..............................................................5
         Section 4.2       Authority........................................................................5
         Section 4.3       No Conflicts.....................................................................5
         Section 4.4       Governmental Approvals; Filings..................................................6
         Section 4.5       Purchased Interests..............................................................6
         Section 4.6       Legal Proceedings................................................................6

ARTICLE 5            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND INDEMNITOR.............................6

         Section 5.1       Existence........................................................................6
         Section 5.2       Authority........................................................................7
         Section 5.3       No Conflicts.....................................................................7
         Section 5.4       Governmental Approvals and Filings...............................................7
         Section 5.5       Legal Proceedings................................................................7

ARTICLE 6            TAX MATTERS............................................................................7

         Section 6.1       Transfer Taxes...................................................................7
         Section 6.2       Purchaser Allocations............................................................8
         Section 6.3       Section 751......................................................................8

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
                                                                                                           PAGE
                                                                                                           ----
ARTICLE 7            ADDITIONAL COVENANTS OF PURCHASER AND INDEMNITOR.......................................8

         Section 7.1       Termination of Certain Undertakings of Seller....................................8
         Section 7.2       Reimbursement of Seller Costs and Expenses.......................................8
         Section 7.3       Guarantee of Purchaser Obligations by Indemnitor.................................9

ARTICLE 8            SURVIVAL...............................................................................9

         Section 8.1       Survival of Representations, Warranties, Covenants, and Agreements...............9

ARTICLE 9            INDEMNIFICATION........................................................................9

         Section 9.1       Indemnification by Seller........................................................9
         Section 9.2       Indemnity and Guaranty by Indemnitor............................................10
         Section 9.3       Indemnification Procedures......................................................12
         Section 9.4       Reinstatement of Obligations....................................................13
         Section 9.5       Waivers by the Indemnifying Party...............................................13
         Section 9.6       Full Recourse...................................................................14
         Section 9.7       Survival........................................................................14
         Section 9.8       No Recourse Against the Indemnified Party.......................................14
         Section 9.9       Reservation of Rights...........................................................14
         Section 9.10      Rights Cumulative; Payments.....................................................15
         Section 9.11      No Limitation on Liability......................................................15
         Section 9.12      SPECIFIC NOTICE.................................................................15

ARTICLE 10           REPURCHASE OPTION.....................................................................15

         Section 10.1      Repurchase Option...............................................................15

ARTICLE 11           MISCELLANEOUS.........................................................................16

         Section 11.1      Notices.........................................................................16
         Section 11.2      Entire Agreement................................................................17
         Section 11.3      Expenses........................................................................17
         Section 11.4      Confidentiality.................................................................18
         Section 11.5      Waiver..........................................................................18
         Section 11.6      Amendment.......................................................................18
         Section 11.7      No Third-Party Beneficiary......................................................18
         Section 11.8      No Assignment; Binding Effect...................................................18
         Section 11.9      Headings........................................................................18
         Section 11.10     Invalid Provisions..............................................................19
         Section 11.11     Governing Law...................................................................19
         Section 11.12     Counterparts....................................................................19
         Section 11.13     Further Assurances..............................................................19
         Section 11.14     Submissions to Jurisdiction.....................................................19
         Section 11.15     Waiver of Trial by Jury.........................................................20

Schedule I Seller's Account Information

         This PURCHASE AND SALE AGREEMENT (this "Agreement"), dated November 30, 2001, is made and entered into by and among General Electric Capital Corporation, a New York corporation ("Seller"), Camden Cogen L.P., a Delaware limited partnership ("Purchaser"), and El Paso Corporation, a Delaware corporation ("Indemnitor").

         WHEREAS, Seller owns a limited partnership interest in Purchaser;

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's limited partnership interests in Purchaser (the "Purchased Interests") in exchange for the Purchase Price (as defined below), on the terms and subject to the conditions set forth herein;

         WHEREAS, Indemnitor has an indirect equity interest in Purchaser's general partner and will obtain substantial benefits as a result of the purchase by Purchaser of the Purchased Interests pursuant to this Agreement; and

         WHEREAS, as a condition to Seller's agreement to sell the Purchased Interests to Purchaser, Seller requires that Indemnitor indemnify Seller against certain losses, which Indemnitor has agreed to do on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated below. Defined terms used but not otherwise defined herein shall have the meanings given to them in the Partnership Agreement or the Construction Loan Agreement (as each is defined below).

         "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and ownership of fifty percent (50%) or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.

         "Agreement" means this Purchase and Sale Agreement and any schedules hereto, as the same shall be amended from time to time.

         "Business Day" means a day other than Saturday, Sunday, or any day on which banks located in the State of New York are authorized or obligated to close.

         "Closing Date" means (a) the date of this Agreement or (b) such other date as Purchaser and Seller mutually agree upon in writing.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Construction Loan Agreement" means the Amendment and Restatement, dated as of April 1, 1993, of the Construction and Term Loan Agreement, dated as of February 4, 1992, as amended by Amendment No. 1, dated as of December 22, 1993, Amendment No. 2, dated as of July 31, 1998, and Amendment No. 3, dated as of February 4, 1999.

         "Contract" means any written agreement, lease, license, option, guaranty, warranty, evidence of indebtedness, mortgage, indenture, security agreement, or other written contract, commitment, or undertaking of any kind.

         "GAAP" means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States or any state, county, city, or other political subdivision thereof.

         "Guaranteed Obligations" has the meaning given to it in Section 7.3.

         "Indemnified Party" means any Person claiming indemnification under any provision of Article 9.

         "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article 9.

         "Indemnitor" has the meaning given to it in the preamble to this Agreement.

         "IRS" means the United States Internal Revenue Service.

         "Knowledge" or similar phrases in this Agreement means actual knowledge of the senior officers of a specified Person, after making reasonable investigation.

         "Laws" means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of the United States or any state, county, city, or other political subdivision or of any Governmental or Regulatory Authority.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing. Liens shall not include any restrictions on transfer arising out of any state or federal securities Laws.

         "Losses" has the meaning given to it in Section 9.2.

         "Order" means any writ, judgment, decree, injunction, or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Camden Cogen L.P., dated February 9, 1993, between Cogen Technologies Camden GP Limited Partnership and Seller, as amended by Amendment No. 1, dated as of April 1, 1993, Amendment No. 2, dated as of December 22, 1993, and that certain Amendment, dated as of February 4, 1999.

         "Person" means any natural Person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental or Regulatory Authority.

         "Project" means Purchaser's cogeneration facility in Camden, New
Jersey.

         "Purchase Price" has the meaning given to it in Section 3.2.

         "Purchased Interests" has the meaning given to it in the recitals to this Agreement.

         "Purchaser" has the meaning given to it in the preamble to this Agreement.

         "Purchaser Material Adverse Effect" means a material adverse effect (a) on the business, operations, or condition (financial or otherwise) of Purchaser,
(b) on the ability of Purchaser to perform its obligations under this Agreement, or (c) that is reasonably likely to materially delay or prevent consummation of the transactions contemplated hereby.

         "Seller" has the meaning given to it in the preamble to this Agreement.

         "Seller Material Adverse Effect" means a material adverse effect (a) on the business, operations or condition (financial or otherwise) of Seller, (b) on the ability of Seller to perform its obligations under this Agreement, or (c) that is reasonably likely to materially delay or prevent consummation of the transactions contemplated hereby.

         "Transfer Taxes" has the meaning given to it in Section 6.1.

         Section 1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other genders, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement, (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement, and (v) "include" or "including" means including without limiting the generality of any description preceding such term. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE 2
        CONSENT TO ISSUANCE OF LIMITED PARTNERSHIP INTEREST AND ADMISSION
                             OF NEW LIMITED PARTNER

         Section 2.1 Consent. In accordance with Section 10.2 of the Partnership Agreement, Seller hereby consents (a) to the issuance by Purchaser of a forty-one and thirty-one one-hundredths percent (41.31%) limited partnership interest in Purchaser to JEDI Camden LP, L.L.C., a Delaware limited liability company ("JEDI Camden LP"), in exchange for a cash contribution to the capital of Purchaser and (b) to the admission of JEDI Camden LP as a limited partner of Purchaser.

         Section 2.2 Timing. Each of Seller and Purchaser hereby acknowledges and agrees that the issuance of a limited partnership interest in Purchaser to JEDI Camden LP and the admission of JEDI Camden LP as a limited partner of Purchaser as described in Section 2.1 shall occur immediately prior to the purchase and sale of the Purchased Interests as described in Article 3.

         Section 2.3 Waiver by Purchaser. Purchaser hereby waives the terms and provisions of Section 10.5(c) of the Partnership Agreement, which provides that the Purchase Price to be paid to Seller in the event of a redemption of the Purchased Interest shall be paid with the proceeds of a loan to be made by Seller to Purchaser.

                                   ARTICLE 3
                              SALE AND PURCHASE OF
                          LIMITED PARTNERSHIP INTERESTS

         Section 3.1 The Sale. On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, conveys, assigns, and delivers to Purchaser, free and clear of all Liens, all of Seller's right, title, and interest in, to, and under the Purchased Interests, and Purchaser hereby purchases and assumes all of the rights and obligations of Seller in, to, and under the Purchased Interests.

         Section 3.2 Purchase Price. As consideration for the Purchased Interests, and subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to pay to Seller an amount equal to $70,247,567.81 (the "Purchase Price"). Purchaser will pay the Purchase Price to Seller on the Closing Date by wire transfer of immediately available United States funds to Seller's account specified on Schedule I hereto.

         Section 3.3 Breakage Costs. Purchaser further agrees to pay on the Closing Date Seller's aggregate costs and expenses in connection with the termination of any and all (i) interest rate hedging agreements entered into by Seller or any Affiliate of Seller with respect to the Tranche B Term Loans and (ii) equity match swap agreements entered into in connection with Seller's investment and purchase of the Purchased Interests, which Seller has informed Purchaser to be $1,403,165.

         Section 3.4 Waiver of Allocation of Purchase Price. Purchaser and Seller hereby waive the requirement contained in Section 10.5(d) of the Partnership Agreement to allocate a portion of the Purchase Price to goodwill.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser, as of the date of this Agreement, as follows:

         Section 4.1 Corporate Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Seller has all requisite organizational power and authority to conduct its business as it is now being conducted. Seller is duly qualified or licensed to do business in the State of New York and in each other jurisdiction in which the ownership of the Purchased Interests makes such qualification or licensing necessary, except where failure to be so qualified could not reasonably be expected to have a Seller Material Adverse Effect.

         Section 4.2 Authority. Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including without limitation to sell and transfer the Purchased Interests. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary organizational action on behalf of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

         Section 4.3 No Conflicts. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not,
(a) conflict with or result in a violation or breach of any of the terms, conditions, or provisions of Seller's organizational documents or (b) violate or result in a default (or give rise to any right of purchase, termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, or other Contract to which Seller is a party or, except for undertakings of Purchaser, with respect to which Seller gives no representation or warranty, by which Seller or any of the Purchased Interests may be bound, or result in the creation of a Lien on such Purchased Interests, except for such defaults (or rights of purchase, termination, cancellation, or acceleration) and Liens as to which requisite waivers or consents have been obtained or that could not, individually or in the aggregate, reasonably be expected to create a Seller Material Adverse Effect.

         Section 4.4 Governmental Approvals; Filings. No consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, actions or filings which have either already been obtained or made, or if not obtained or made, could not reasonably be anticipated to have a Seller Material Adverse Effect.

         Section 4.5 Purchased Interests. Seller owns beneficially and of record and has good and indefeasible title to the Purchased Interests, free and clear of all Liens. There are no voting agreements with respect to the Purchased Interests or other Contracts restricting the right of Seller to sell the Purchased Interests to Purchaser. Other than Purchaser's rights as contemplated by this Agreement, there are no outstanding subscriptions, options, warrants, conversion rights, convertible securities, preemptive rights, preferential rights, rights of first refusal or first offer, or other rights (contractual or otherwise) or agreements of any kind for the purchase or acquisition from Seller of any of the Purchased Interests. Upon consummation of the acquisition of the Purchased Interests as provided for in this Agreement, Purchaser will acquire good title to such Purchased Interests free and clear of all Liens.

         Section 4.6 Legal Proceedings. There are no actions or proceedings pending or, to the Knowledge of Seller, threatened against Seller that could reasonably be expected to result in the issuance of an Order, and there are no Orders outstanding against Seller, restraining, enjoining, or otherwise prohibiting or making illegal, or awarding damages as a result of, any of the transactions contemplated by this Agreement.

                                   ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND INDEMNITOR

         Purchaser and Indemnitor hereby represent and warrant to Seller, as of the date of this Agreement, as follows:

         Section 5.1 Existence. Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as it is now being conducted. Indemnitor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as it is now being conducted.

         Section 5.2 Authority. Each of Purchaser and Indemnitor has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby to be performed by it. The execution and delivery by each of Purchaser and Indemnitor of this Agreement and the performance by each of its obligations hereunder have been duly and validly authorized by all necessary organizational action on behalf of each of Purchaser and Indemnitor. This Agreement has been duly and validly executed and delivered by each of Purchaser and Indemnitor and constitutes the legal, valid, and binding obligation of each of Indemnitor and Purchaser, enforceable against each of Indemnitor and Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

         Section 5.3 No Conflicts. The execution and delivery by each of Purchaser and Indemnitor of this Agreement do not, and the performance by each of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a violation or breach of any of the terms, conditions, or provisions of either of Purchaser's or Indemnitor's organizational documents or (b) violate or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, or other Contract to which either Purchaser or Indemnitor is a party or by which either may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, create a Purchaser Material Adverse Effect.

         Section 5.4 Governmental Approvals and Filings. No consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority on the part of Purchaser or Indemnitor is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

         Section 5.5 Legal Proceedings. There are no actions or proceedings pending or, to the Knowledge of Purchaser or Indemnitor, threatened against Purchaser or Indemnitor that reasonably could be expected to result in the issuance of an Order, and there are no Orders outstanding against Purchaser or Indemnitor, restraining, enjoining, or otherwise prohibiting or making illegal, or awarding damages as a result of, any of the transactions contemplated by this Agreement.

                                    ARTICLE 6
                                   TAX MATTERS

         Section 6.1 Transfer Taxes. Purchaser shall be liable for and shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer, and other similar taxes and fees ("Transfer Taxes") if any, arising out of or in connection with the sale of the Purchased Interests by Seller pursuant to this Agreement.

         Section 6.2 Purchaser Allocations.

         (a) All income, expenses, gains, losses, deductions and credits realized by Purchaser through the Closing Date, as if Purchaser's books were closed as of end of the Closing Date, shall be allocated among the partners of Purchaser in accordance with the Partnership Agreement prior to any amendment resulting from the purchase of the Purchased Interests pursuant to this Agreement.

         (b) All income, expenses, gains, losses, deductions and credits realized by Purchaser after the Closing Date, as if Purchaser's books were closed as of the end of the Closing Date, shall be allocated among the partners of Purchaser, other than Seller, in accordance with such agreement as they may determine in their sole discretion.

         Section 6.3 Section 751. Purchaser and Seller acknowledge and agree that Purchaser has no substantially appreciated inventory within the meaning of
Section 751 of the Code. Purchaser will report to Seller the portion of the Purchase Price attributable to unrealized receivables, if any, of Purchaser within the meaning of Section 751 of the Code on or before January 31, 2002.

                                   ARTICLE 7
                ADDITIONAL COVENANTS OF PURCHASER AND INDEMNITOR

         Section 7.1 Termination of Certain Undertakings of Seller. In a manner reasonably acceptable to Seller, Purchaser shall execute and deliver all undertakings and take all such further actions as may be necessary or appropriate to enable Seller (or any Affiliate of Seller), as of no later than March 31, 2001, to (i) terminate its obligations as Counterparty under the Interest Rate Hedging Agreement, including without limitation obtaining or causing others to obtain or grant all necessary waivers, consents and amendments, including without limitation any and all waivers required by Section 4 of the Intercreditor Agreement and (ii) surrender for cancellation the Senior Debt Service Reserve Letter of Credit and be otherwise replaced as Debt Service Letter of Credit Issuer (as defined in the Intercreditor Agreement).

         Section 7.2 Reimbursement of Seller Costs and Expenses. Purchaser shall reimburse to Seller, on demand, all of its reasonable costs and expenses in connection with (i) the termination of Seller's obligations as Counterparty under the Interest Rate Hedging Agreement and (ii) the surrender and cancellation of the Senior Debt Service Reserve Letter of Credit, respectively, including without limitation all swap breakage and other fees and expenses and any and all unreimbursed drawings on the Senior Debt Service Reserve Letter of Credit and all transactions, settlements and other actions contemplated by or carried out in furtherance of Section 7.1 hereof.

         Section 7.3 Guarantee of Purchaser Obligations by Indemnitor. Indemnitor (for purposes of this Section 7.3, the "Guarantor") hereby irrevocably, absolutely and unconditionally, as primary obligor and not merely as surety, guarantees to Seller the punctual performance when due of all obligations and covenants of Purchaser in accordance with Section 7.1 and 7.2 above (the "Guaranteed Obligations"), and, to the extent Purchaser has not fully complied with the Guaranteed Obligations in accordance with their terms, Guarantor shall assume and cause to be performed any and all such Guaranteed Obligations in a timely manner in accordance with their terms and otherwise in all respects in the same manner as such Guaranteed Obligations are required to be performed by Purchaser. Guarantor hereby waives notice of acceptance of this guarantee and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liability, suit or taking of other action by Seller against, and any other notice to, any party liable thereon (including Guarantor). All payments which Guarantor is required to make under this Section 7.3 shall be without set-off, counterclaim or condition. Guarantor's obligations under this Section 7.3 shall not be affected or impaired by any act, omission, circumstance (other than complete performance of the Guaranteed Obligations), matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations hereunder or which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, including without limitation and whether or not known to Guarantor or to Purchaser, any change in the time, manner or place of performance of any or all of the Guaranteed Obligations or any waiver, forbearance, concession or amendment of the same, any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against Purchaser or any other person, or any other circumstances which might otherwise constitute a defense available to, or discharge of, Purchaser or Guarantor.

                                   ARTICLE 8
                                    SURVIVAL

         Section 8.1 Survival of Representations, Warranties, Covenants, and Agreements. The representations, warranties, covenants, and agreements of Seller, Purchaser, and Indemnitor contained in this Agreement (other than the covenants and agreements contained in Section 11.5 and Articles 6, 7, 8 and 9, which covenants and agreements shall survive in accordance with their terms) shall survive for a period of one (1) year after the date of this Agreement; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be time-barred.

                                    ARTICLE 9
                                 INDEMNIFICATION

         Section 9.1 Indemnification by Seller. Subject to the other Sections of this Article 9, Seller shall, to the fullest extent permitted by Law, indemnify Purchaser in respect of, and hold Purchaser harmless from and against, any and all Losses suffered, incurred, or sustained by Purchaser or to which Purchaser becomes subject, resulting from, arising out of, or relating to any breach by Seller of any covenant, agreement, representation, or warranty of Seller contained in this Agreement.

         Section 9.2 Indemnity and Guaranty by Indemnitor.

         (a) As of and after the date hereof, Indemnitor hereby assumes liability for, hereby guarantees payment to Seller of, hereby agrees to pay, protect, defend (at trial and appellate levels) and with attorneys, consultants, and experts acceptable to Seller, and save Seller harmless from and against, and hereby indemnifies Seller from and against any and all losses, liens, damages, liabilities, obligations, charges, deductions, settlement payments, offsets, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements, and expenses of any kind or of any nature whatsoever, as well as reasonable attorneys', consultants', and experts' fees and disbursements actually incurred in investigating, defending, settling, or prosecuting any such claim, litigation, or proceeding (collectively, "Losses") that may, at any time, be imposed upon, suffered, or incurred by or awarded against Seller arising out of any acts or omissions of Purchaser. Such indemnification shall include, but not be limited to, Losses imposed upon, suffered, or incurred by or awarded against Seller arising directly or indirectly from or out of:

                  (i) (A) the violation of any local, state, or federal law, rule, or regulation pertaining to environmental regulation, contamination, or clean-up (collectively, "Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq. and 40 CFR Section 302.1 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq. and 40 CFR Section 116.1 et seq.), and the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), and the regulations promulgated pursuant to said laws, all as amended, relating to or affecting the Project and/or the site occupied by the Project (the "Site"), whether or not caused by or within the control of Purchaser; (B) the presence, release, or threat of release of any hazardous, toxic, or harmful substances, wastes, materials, pollutants, or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, infectious substances, or raw materials that include hazardous constituents) or any other substances or materials that are included under or regulated by Environmental Laws (collectively, "Hazardous Substances") on, in, under, or affecting all or any portion of the Project and/or the Site or any surrounding areas, regardless of whether or not caused by or within the control of Purchaser; or (C) the enforcement of the indemnity provided in this
         Section 9.2(a), including, without limitation, the cost of assessment, containment, and/or removal of any and all Hazardous Substances from all or any portion of the Project and/or the Site or any surrounding areas, the cost of any actions taken in response to the presence, release, or threat of release of any Hazardous Substances on, in, under, or affecting any portion of the Project and/or the Site or any surrounding areas to prevent or minimize such release or threat of release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare, or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Project and/or the Site or any surrounding areas;

                  (ii) the failure by Purchaser or Indemnitor to comply fully with any of the terms and conditions of this Agreement;

                  (iii) the breach by Purchaser or Indemnitor of any representation or warranty contained in this Agreement;

                  (iv) failure to pay any valid taxes, assessments, mechanic's liens, materialmen's liens, or other claims in connection with or related to the Project or the Site;

                  (v) fraud, material misrepresentation, or failure to disclose a material fact by Purchaser or Indemnitor, any of its officers or general partners, or any agent, employee, or other Person authorized or apparently authorized to make statements, representations, or disclosures on behalf of Purchaser or its officers or general partners, to the full extent of any Losses of the Seller on account thereof;

                  (vi) failure or inability to consummate the transactions contemplated by this Agreement (due to any acts or omissions of Purchaser or Indemnitor); and

                  (vii) the occurrence of any Tax Indemnity Event, in which case Indemnitor shall pay to Seller in accordance with this Article 9 the Tax Indemnity Amount; provided, however, that the indemnity obligations of Indemnitor pursuant to this paragraph (vii) shall remain in effect only so long as Seller's tax returns through fiscal year 2001 remain subject to audit.

         (b) The liability of Indemnitor under the indemnity provided in Section 9.2(a) shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against any other Person. Indemnitor waives any right to require that an action be brought against any other Person or to require that resort be made to any balance of any deposit account or credit on the books of Indemnitor in favor of any other Person. In the event, on account of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, that may be or become applicable, Purchaser shall be relieved of any debt, obligation, or liability as provided in this Agreement, Indemnitor shall nevertheless be fully liable therefor. In the event of a default under this Agreement that is not cured within the applicable grace or cure period, if any, Seller shall have the right to enforce its rights, powers, and remedies hereunder, in any order, and all rights, powers, and remedies available to Seller in such event shall be non-exclusive and cumulative of all other rights, powers, and remedies provided hereunder or by law or in equity.

         Section 9.3 Indemnification Procedures.

         (a) All Losses shall be immediately reimbursable to the Indemnified Party when and as imposed upon, incurred, or suffered by or awarded against the Indemnified Party and, in the event of any litigation, claim, or other proceeding, without any requirement of waiting for the ultimate outcome of such litigation, claim, or other proceeding, and the Indemnifying Party shall pay to the Indemnified Party any and all actual Losses within ten (10) days after written notice from the Indemnified Party itemizing the amounts thereof incurred to the date of such notice. In addition to any other remedy available for the failure of the Indemnifying Party to periodically pay such Losses, such Losses, if not paid within said ten (10) day period, shall bear interest at a rate equal to the Implicit Rate plus two percent (2%), calculated for the period from and including the date that is ten (10) days after the delivery of the notice of such Losses to and excluding the date such Losses (including interest thereon and interest on any unpaid interest) are paid in full.

         (b) If any action shall be brought against an Indemnified Party based upon any of the matters for which such party is indemnified hereunder, such Indemnified Party shall notify the Indemnifying Party in writing thereof and the Indemnifying Party shall promptly assume the defense thereof, including, without limitation, the employment of counsel acceptable to the Indemnified Party and the negotiation of any settlement; provided, however, that any failure of the Indemnified Party to notify the Indemnifying Party of such matter shall not impair or reduce the obligations of the Indemnifying Party hereunder. The Indemnified Party shall have the right, at the expense of the Indemnifying Party (which expense shall be included in Losses), to employ separate counsel in any such action and to participate in the defense thereof. In the event the Indemnifying Party shall fail to discharge or undertake to defend the Indemnified Party against any claim, loss, or liability for which the Indemnified Party is indemnified hereunder, the Indemnified Party may, at its sole option and election, defend or settle such claim, loss, or liability. The liability of the Indemnifying Party to the Indemnified Party hereunder shall be conclusively established by such settlement, provided such settlement is made in good faith, and the amount of such liability shall include both the settlement consideration and the costs and expenses, including, without limitation, attorneys' fees and disbursements, incurred by the Indemnified Party in effecting such settlement. In such event, such settlement consideration, costs, and expenses shall be included in Losses and the Indemnifying Party shall pay the same as herein provided. The Indemnified Party's good faith in any such settlement shall be conclusively established if the settlement is made on the advice of independent legal counsel for the Indemnified Party.

         (c) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (i) settle or compromise any action, suit, proceeding, or claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a full and complete written release of the Indemnified Party (in form, scope, and substance satisfactory to the Indemnified Party in its sole discretion) from all liability in respect of such action, suit, proceeding, or claim and a dismissal with prejudice of such action, suit, proceeding, or claim, or (ii) settle or compromise any action, suit, proceeding, or claim in any manner that may adversely affect the Indemnified Party or obligate the Indemnified Party to pay any sum or perform any obligation as determined by the Indemnified Party in its sole discretion, it being understood that under no circumstances shall the Indemnified Party be required or requested to acknowledge or accept any culpability whatsoever in connection with any such settlement or compromise.

         Section 9.4 Reinstatement of Obligations. If at any time, all or any part of any payment made by the Indemnifying Party or received by the Indemnified Party from the Indemnifying Party under or with respect to the indemnities provided in this Article 9 is or must be rescinded or returned for any reason whatsoever (including, but not limited to, the insolvency, bankruptcy, or reorganization of the Indemnifying Party), then the obligations of the Indemnifying Party hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence, notwithstanding such previous payment made by the Indemnifying Party, or receipt of payment by the Indemnified Party, and the obligations of the Indemnifying Party hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment by the Indemnifying Party had never been made.

         Section 9.5 Waivers by the Indemnifying Party. To the extent permitted by law, the Indemnifying Party hereby waives and agrees not to assert or take advantage of:

         (a) any right to require the Indemnified Party to proceed against any other Person or to proceed against or exhaust any security held by the Indemnified Party at any time or to pursue any other remedy in the Indemnified Party's power or under any other agreement before proceeding against the Indemnifying Party hereunder; provided, however, that the Indemnified Party may in its sole discretion elect to proceed against such security, if any, without limiting in any manner (other than by payment of all Losses in full) its rights and remedies hereunder;

         (b) any defense that may arise by reason of the incapacity, lack of authority, death, or disability of any other Person or Persons or the failure of the Indemnified Party to file or enforce a claim against the estate (in administration, bankruptcy, or any other proceeding) of any other Person or Persons;

         (c) any defense based upon an election of remedies by the Indemnified Party;

         (d) any right or claim or right to cause a marshaling of the assets of the Purchaser;

         (e) any principle or provision of law, statutory or otherwise, that is or might be in conflict with the terms and provisions of the indemnities provided in this Article 9;

         (f) any duty on the part of Seller to disclose to Indemnitor any facts Seller may now or hereafter know about the Project or the Site, regardless of whether Seller has reason to believe that any such facts materially increase the risk beyond that which Indemnitor intends to assume or has reason to believe that such facts are unknown to Indemnitor or has a reasonable opportunity to communicate such facts to Indemnitor, it being understood and agreed that Indemnitor is fully responsible for being and keeping informed of the condition of the Project and/or the Site and of any and all circumstances bearing on the risk that liability may be incurred by Indemnitor hereunder;

         (g) any invalidity, irregularity, or unenforceability, in whole or in part, of this Agreement;

         (h) an assertion or claim that the automatic stay provided by 11 U.S.C.
Section 362 (arising upon the voluntary or involuntary bankruptcy proceeding of the Indemnifying Party) or any other stay provided under any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, that may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce, or inhibit the ability of the Indemnified Party to enforce any of its rights, whether now or hereafter required, that the Indemnified Party may have against the Indemnifying Party; and

         (i) any modification of this Agreement by operation of law or by action of any court, whether pursuant to the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise.

         Section 9.6 Full Recourse. All of the terms and provisions of this
Article 9 are full obligations of the Indemnifying Party and not restricted by any limitation on personal liability.

         Section 9.7 Survival. The indemnities provided in this Article 9 shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by the Indemnified Party under this Agreement.

         Section 9.8 No Recourse Against the Indemnified Party. The Indemnifying Party shall not have any right of recourse against the Indemnified Party by reason of any action the Indemnified Party may take or omit to take under the provisions of this Agreement.

         Section 9.9 Reservation of Rights. Nothing contained in this Agreement shall prevent or in any way diminish or interfere with any rights or remedies, including, without limitation, the right to contribution, that the Indemnified Party may have against the Indemnifying Party or Purchaser under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified at Title 42 U.S.C. Section 9601 et seq.), as it may be amended from time to time, or any other applicable federal, state, or local laws, all such rights being hereby expressly reserved.

         Section 9.10 Rights Cumulative; Payments. The Indemnified Party's rights under this Article 9 shall be in addition to all other rights of the Indemnified Party under this Agreement.

         Section 9.11 No Limitation on Liability. The Indemnifying Party hereby consents and agrees that the Indemnified Party may at any time and from time to time without further consent from the Indemnifying Party do any of the following events, and the liability of the Indemnifying Party under this Article 9 shall be unconditional and absolute and shall in no way be impaired or limited by any of the following events, whether occurring with or without notice to the Indemnifying Party or with or without consideration: (a) any extensions of time for performance required by this Agreement; (b) any sale or transfer of any asset, or any portion of any asset, of Purchaser; (c) any change in the composition of Purchaser, including, without limitation, the withdrawal or removal of Indemnitor from any current or future position of ownership, management, or control of Purchaser; (d) the accuracy or inaccuracy of the representations and warranties made by the Indemnifying Party herein; (e) the release of the Indemnifying Party or of any other Person or entity from performance or observance of any of the agreements, covenants, terms, or conditions contained in this Agreement by operation of law, the Indemnified Party's voluntary act, or otherwise; (f) the modification of the terms of this Agreement; or (g) the taking or failure to take any action of any type whatsoever. No such action that the Indemnified Party shall take or fail to take in connection with this Agreement, nor any course of dealing with the Indemnifying Party or any other Person, shall limit, impair, or release the Indemnifying Party's obligations hereunder, affect the provisions of this
Article 9 in any way, or afford the Indemnifying Party any recourse against the Indemnified Party. Nothing contained in this Section 9.11 shall be construed to require the Indemnified Party to take or refrain from taking any action referred to herein.

         Section 9.12 SPECIFIC NOTICE. IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THIS ARTICLE 9 INCLUDES INDEMNIFICATION PROVISIONS THAT, IN CERTAIN CIRCUMSTANCES, COULD INCLUDE AN INDEMNIFICATION BY THE INDEMNIFYING PARTY OF THE INDEMNIFIED PARTY FROM CLAIMS OR LOSSES ARISING AS A RESULT OF THE INDEMNIFIED PARTY'S OWN NEGLIGENCE, BUT NOT THE INDEMNIFIED PARTY'S WILLFUL MISCONDUCT. NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY PUNITIVE DAMAGES.

                                   ARTICLE 10
                                REPURCHASE OPTION

         Section 10.1 Repurchase Option.

         (a) Purchaser hereby grants to Seller the option (the "Repurchase Option") to repurchase the Purchased Interests from Purchaser at any time from the date hereof to and including January 5, 2002 (the "Repurchase Option Term"). The purchase price payable by Seller to Purchaser upon exercise of the Repurchase Option (the "Repurchase Price") shall be the sum of (i) the Purchase Price, (ii) all amounts paid by Purchaser pursuant to Sections 3.3, 6.1, 7.2 and 11.3 of this Agreement, (iii) all amounts paid by Indemnitor pursuant to Section 7.3 and Article 9 of this Agreement, and
(iv) all costs and expenses (including reasonable attorneys' fees) of Purchaser incurred in connection with the initial purchase of the Purchased Interests by the Purchaser and the subsequent repurchase of the Purchased Interests by Seller, plus interest on such amounts from the date of this Agreement until the date paid, at a rate equal to the Prime Rate as in effect from time to time plus two percent (2%).

         (b) Seller may exercise the Repurchase Option by written notice of its election to do so delivered to Purchaser at least three (3) days prior to the designated date of purchase (the "Repurchase Date"). Such written notice shall state (i) the Repurchase Price and (ii) the Repurchase Date. The closing of the exercise of the Repurchase Option shall occur on the Repurchase Date. At such closing, Seller shall pay to Purchaser the Repurchase Price by wire transfer of funds satisfactory to Purchaser and Purchaser shall sell, transfer, assign and convey to Seller or its designee all of Purchaser's right, title and interest in and to the Purchased Interests, free and clear of all Liens.

         (c) Unless Seller has elected to exercise the Repurchase Option and the closing of the exercise of the Repurchase Option has occurred during the Repurchase Option Term in accordance with Sections 10.1(a) and 10.1(b) above, the Repurchase Option and the Seller's right to repurchase the Purchased Interests shall expire and be of no further force and effect on January 5, 2002.

         (d) During the Repurchase Option Term, Purchaser shall not transfer, assign, sell or otherwise convey or encumber the Purchased Interests to any Person other than Seller or its designee; provided, however, that this Section 10.1(d) shall not restrict or prohibit Purchaser in any way from conducting its normal course of business following the initial purchase of the Purchased Interests, which Seller expressly acknowledges may include without limitation the amendment or modification of Purchaser's formative and operating documents, the refinancing or repayment of any of Purchaser's Obligations, the addition or removal of partners in Purchaser, the assignment, modification or amendment of any Project Contract or any other action or failure to act of Purchaser; provided, further, that Seller expressly acknowledges and agrees that, following any repurchase of the Purchased Interests, it will not have any right or ability to unwind or reverse any action taken by Purchaser during the Repurchase Option Term other than in accordance with Purchaser's then-effective formative and operating documents.

                                   ARTICLE 11
                                  MISCELLANEOUS

         Section 11.1 Notices. Unless this Agreement specifically requires otherwise, any notice, demand, or request provided for in this Agreement, or served, given, or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in Person or sent by fax or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the parties at the addresses specified below:

                  If to Seller, to:

                  General Electric Capital Corporation
                  120 Long Ridge Road
                  Stamford, Connecticut  06927
                  Attn:  Manager Portfolio Operations
                  Facsimile No: (203) 357-4890

                  If to Purchaser, to:

                  Camden Cogen L.P.
                  c/o Cogen Technologies Camden GP Limited Partnership
                  1001 Louisiana Street
                  Houston, Texas 77002
                  Attn: Executive Vice President and Chief Financial Officer Facsimile No: (713) 420-3230

                  If to Indemnitor, to:

                  El Paso Corporation
                  1001 Louisiana Street
                  Houston, Texas 77002
                  Attn: General Counsel
                  Facsimile No: (713) 420-2813

Notice given by personal delivery, mail, or overnight courier pursuant to this
Section 11.1 shall be effective upon physical receipt thereof. Notice given by fax pursuant to this Section 11.1 shall be effective as of (a) the date of confirmed delivery if delivered before 5:00 p.m. (New York City time) on any Business Day or (b) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. (New York City time) on any Business Day or during any non-Business Day.

         Section 11.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

         Section 11.3 Expenses. Except as otherwise expressly provided in this Agreement, on the Closing Date, Purchaser hereby agrees to pay its own costs and expenses and Seller's reasonable costs and expenses (including without limitation reasonable legal expenses of outside legal counsel not exceeding $75,000) incurred in connection with the negotiation, execution, and closing of this Agreement and the transactions contemplated hereby.

         Section 11.4 Confidentiality. Each party hereto will hold, and will cause its Affiliates, and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless (a) compelled to disclose by judicial or administrative process or by other requirements of Law or (b) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other parties hereto or any of their Affiliates furnished to it by the other parties hereto or such other parties' representatives in connection with the Partnership Agreement, this Agreement, or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the party receiving such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (z) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.

         Section 11.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         Section 11.6 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

         Section 11.7 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other Person except for such shareholders, officers, directors, employees, and Affiliates referenced in Article 9.

         Section 11.8 No Assignment; Binding Effect. Neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of, and is enforceable by the parties hereto and their respective successors and assigns.

         Section 11.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         Section 11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         Section 11.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

         Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         Section 11.13 Further Assurances. Each of Seller, Purchaser, and Indemnitor agrees, upon the request of any other party hereto from time to time, to do, execute, acknowledge, and deliver such other acts, consents, instruments, documents, and other assurances as may be reasonably necessary to carry out and perform the transactions contemplated by this Agreement.

         Section 11.14 Submissions to Jurisdiction. Purchaser, Indemnitor and Seller hereby irrevocably and unconditionally (to the maximum extent not prohibited by law):

         (a) submit themselves and their property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the State of New York located in New York County, the Courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

         (b) consent that any such action or proceeding may be brought in such courts and waive any objection that any of them may now or hereafter have to the venue of any such action or proceeding in any such court that such action or proceeding was brought in any inconvenient court and agree not to plead or claim the same;

         (c) agree that service of process in such action or proceeding may be effected by delivery of a copy thereof in accordance with Section 11.1; and

         (d) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         Section 11.15 Waiver of Trial by Jury. To the maximum extent permitted by law, each of Purchaser, Indemnitor and Seller hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

           [The remainder of this page was left blank intentionally.]

         IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed and delivered by the duly authorized officer of each party on the date first above written.

                                       GENERAL ELECTRIC CAPITAL CORPORATION



                                       By  /s/ Michael J. Tzougrakis
                                           -------------------------------------
                                           Name:  Michael J. Tzougrakis
                                           Title: Manager Operations



                                       CAMDEN COGEN L.P.

                                       By COGEN TECHNOLOGIES CAMDEN GP LIMITED
                                       PARTNERSHIP, its General Partner

                                       By JEDI CAMDEN GP, L.L.C.,
                                       its General Partner



                                       By /s/ John L. Harrison
                                          --------------------------------------
                                          Name:  John L. Harrison
                                          Title: Senior Vice President and
                                                 Chief Financial Officer



                                       EL PASO CORPORATION



                                       By /s/ Thomas G. Kilgore
                                          --------------------------------------
                                          Name:  Thomas G. Kilgore
                                          Title: Vice President

                                                                      Schedule I



                          Seller's Account Information

                           Bankers Trust Company
                           New York, New York
                           ABA Number 021-001-033
                           GECC/T&I Depository Account
                           Account Number 50-205-776
                           Re:  Camden Cogeneration
                           Attn:  P.D. Fortmann